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                                                                    EXHIBIT 99.1

   ALLOS THERAPEUTICS COMPLETES $15 MILLION PRIVATE PLACEMENT OF COMMON STOCK

WESTMINSTER, COLO., APRIL 24, 2002 - Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced a private placement of 2,500,000 shares of Common Stock to Perseus-Soros BioPharmaceutical Fund, L.P. for $15 million.

The company intends to use the proceeds from the financing to fund future clinical development and commercialization of RSR13 (efaproxiral injection) and to fund development of BGP-15, an orally bioavailable small molecule that reduces cellular stress induced by chemotherapy, that the company in-licensed in March of this year.

The securities sold in the private placement have not been registered under the Securities Act of 1933 ("Act") and may not be offered or sold in the United States unless registered under the Act or an applicable exemption from registration is available. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

ABOUT ALLOS THERAPEUTICS

Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for improving cancer treatments. Additional information is available at the Company's web site WWW.ALLOS.COM.

This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties detailed from time to time in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2000. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company assumes no responsibility to update such statements.
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Contacts:
Monique M. Greer                      Daniel R. Hudspeth
Director, Corporate Communications    Vice President and Chief Financial Officer
Allos Therapeutics, Inc.              Allos Therapeutics, Inc.
303-426-6262                          303-426-6262
mgreer@allos.com                      hudspeth@allos.com